Exhibit 10.16

July 30, 2012

Chrysler Group LLC

Directors’ Restricted Stock Unit Plan

Award Notice

Name

Dear Name:

Chrysler Group LLC (the “Company”) is pleased to evidence and confirm its grant to you of                      Restricted Stock Units (“RSUs”) pursuant to the Chrysler Group LLC Directors’ Restricted Stock Unit Plan (the “Directors’ RSU Plan”). The terms defined in the Directors’ RSU Plan have the same meanings in this Award Notice. This Award Notice and the RSUs evidenced by this Award Notice are subject to and subordinate to the terms and conditions set forth in the Directors’ RSU Plan which is enclosed.

                     of the RSUs evidenced by this Award Notice will vest if you continuously serve as a Director through June 10, 2013. Except as provided in Section 5(b) (death or Disability) of the Directors’ RSU Plan, if you cease to serve as a Director for any reason prior to the vesting date set forth above, the otherwise unvested RSUs then held by you shall be forfeited without payment as of the date you cease to be a Director.

An amount equal to the Fair Market Value of the Chrysler Units underlying the vested RSUs credited to your RSU Account shall be paid to you within 60 days following the date on which you cease to serve as a Director.

CHRYSLER GROUP LLC

By:
Stephen M. Wolf
Chair, Compensation and Leadership
Development Committee

PARTICIPANT

By:
Name

Date